SECURITIES AND EXCHANGE COMMISSION

                     Washington, DC  20549



                            FORM 8-K



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934



Date of Report (date of earliest event reported)    April 8, 1999



                         PENTAIR, INC.

     (Exact Name of Registrant as specified in Its Charter)


MINNESOTA                  001-11625              41-0907434
(State of Incorporation    (Commission File       (I.R.S. Employer
 or Organization)           Number)               Identification No.)


1500 County Road B2 West, St. Paul, Minnesota  55113-3105
(Address of Principal Executive Offices)       (Zip Code)


                         651.636.7920
      (Registrant's Telephone Number, Including Area Code)


Item 5.   Other Matters

  Pentair, Inc. today announced restructuring plans that will streamline operations to deliver significant cost savings and contribute to future earnings growth. A $38 million pre-tax, non-recurring charge against earnings in the first quarter of 1999 - equivalent to $.56 per share -- is expected to result in pre-tax savings of $5 million in 1999, another $26 million in 2000, and an additional $30 million in 2001.

  "Pentair continues to transform itself and raise its profitability. We have identified several major opportunities to accelerate this process, and this strategic restructuring strengthens our ability to meet our growth objectives," said Winslow H. Buxton, chairman, president, and chief executive officer. "Overall, we foresee a 12-month payback from the time the restructuring funds are spent to the time they are returned to the Company in the form of greater efficiencies and lower costs."

  Buxton said Pentair expects to meet or exceed analysts' consensus estimates of 59 cents per share on a pre-charge basis in the first quarter of 1999. The restructuring plan is in addition to, and separate from, Pentair's ongoing PACE cost-saving project, which is expected to deliver savings of $60 million through company-wide purchasing and shared services initiatives.

  "We are now more confident than ever that the pre-charge consensus estimate for 1999 of $2.86 can be achieved or exceeded, and that we can continue our growth trend at an annual rate of 15 percent or greater into the year 2000 and beyond," Buxton added.

  The restructuring plan comprises consolidation of certain operations, overhead reductions, and outsourcing of specific product lines in each of the Company's three business segments. Pentair anticipates a net reduction of approximately 700 jobs, less than seven percent of the company's global workforce.

  Pentair's Electrical and Electronic Enclosures Group already has initiated a major overhead reduction in its European enclosure businesses -- principally at the Schroff operation in Straubenhardt, Germany -- and manufacturing rationalization in its North American facilities. This Group will absorb $16.7 million of the charge, with anticipated savings of more than $4.0 million in the remaining quarters of 1999 and more than $9.0 million in 2000.

  The Professional Tools and Equipment Group will accelerate its already-strong performance by consolidating distribution operations, and by combining the headquarters of the two power tool businesses, Delta and Porter-Cable. In the service equipment businesses, products are being outsourced to offshore manufacturers, and the Jonesboro, Arkansas, manufacturing operation of Lincoln Automotive will be closed. Restructuring charges of $16.8 million in this Group will deliver anticipated savings of more than $14.0 million in 2000.

  The Water and Fluid Technologies Group will reduce the workforce at its Lincoln Industrial business and outsource some product manufacturing. Approximately 50 percent of the company's U.S. manufacturing facility will be closed. This Group's charge will be $4.5 million, with anticipated savings of $0.4 million in late 1999 and more than $2.0 million in the year 2000.

  Any statements made about the Company's anticipated financial results are forward-looking statements subject to risks and uncertainties such as those described in the Company's Annual Report on Form 10K for the year ended December 31, 1998. Actual results may differ materially from anticipated results.



Item 7.        Financial Statements and Exhibits.

a.   Not applicable
b.   Not applicable

c.   Exhibits

Exhibit 99.1   Press release dated April 8, 1999



                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


PENTAIR, INC.


By:  Richard W. Ingman
     Executive Vice President and
     Chief Financial Officer

Dated:    April 8, 1999